EXHIBIT 99.4



            Third Amendment to Asset Purchase Agreement

      This Agreement is made on this 19th day of June, 2001, by and between PG Design Electronics, Inc. ("Seller"), a Delaware corporation, whose principal place of business is located at 48700 Structural Drive, Chesterfield, Michigan 48051, Heartland Technology, Inc., a Delaware corporation, whose principal place of business is located at 330 North Jefferson Court, Suite 305, Chicago, Illinois 60661 ("Shareholder"), Trilogy Electronics, L.L.C., a Michigan limited liability company ("Purchaser"), whose principal place of business is located at 1731 Harmon Road,
Auburn Hills, Michigan 48326, and Trilogy Technologies, Inc., a Michigan corporation, whose principal place of business is located at 1731 Harmon Road, Auburn Hills, Michigan 48326 ("Trilogy").

      1.   The parties  hereto  agree to amend and restate  Section
6.1 of the Asset Purchase Agreement among the parties hereto dated June 1, 2001 ("Asset Purchase Agreement") as follows:

           6.1 Accuracy of Representations and Warranties. All representations and warranties contained herein are made by Seller and Shareholder jointly and severally. The representations and warranties of Seller and Shareholder contained in this Agreement and all related documents shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on that date.

      2.   The parties  hereto  agree to amend and restate  Section
7.1 of the Asset Purchase Agreement as follows:

           7.1 Accuracy of Representations and Warranties. All representations and warranties contained herein are made by Purchaser and Trilogy jointly and severally. The representations and warranties of Purchaser and Trilogy contained in this Agreement and all related documents shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on that date.

      3.   The parties  hereto agree to amend and restate  Schedule
6.4 of the Asset Purchase Agreement as follows:

                            SCHEDULE 6.4

        Matters Not Constituting a "Material Adverse Effect"

      1. Unable to locate some of the equipment under the lease from Data Processing Sciences.

      2. Any accounting estimates where the estimated accrued liability may vary from the actual debt (e.g. accrued interest expense payable to Reptron, or the accrued interest expense on the 1999 Money Purchase Plan liability; provided, however, it is understood that all of Seller's obligations under such 1999 Money Purchase Plan are not Assumed Liabilities for any purpose under this Asset Purchase Agreement).

      3.   See   Schedule   3  for   obligations   assumed  by
           Purchaser.

      4.   See Schedule 11.13 for liabilities in default.

      5.   See Schedule 11.15(b) for delinquent tax payments.

      6. Any increase in rent charged by the landlord to Purchaser under the Lease of the Real Property.

      4. Except as modified herein, the Asset Purchase Agreement shall continue in full force and effect.

      In Witness Whereof, the parties have hereunto set their hands as of the date first above written.

Purchaser:                          Seller:
Trilogy Electronics, L.L.C.                    PG            Design
Electronics, Inc.

By:                                 By:
      Terrence W. Bishop
Its:  Authorized Member                   Its: Chairman

Shareholder:                              Trilogy:
Heartland Technology, Inc.                     Trilogy
Technologies, Inc.
      .....

By:   .....                         By:

Its:  .....                         Its:
3324-1 061901
6/19/01 12:21 PM